                                                                     EXHIBIT 5.1


                                 July 12, 2001


Gadzoox Networks, Inc.
5850 Hellyer Avenue
San Jose, CA 95138

         RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration for resale under the Securities Act of 1933, as amended, of 5,600,000 outstanding shares of your Common Stock (the "Outstanding Shares") and 168,000 shares (the "Warrant Shares") of your Common Stock issuable under that certain Agreement and Warrant to Purchase Common Stock between Shoreline Pacific Equity Ltd. and you (the "Warrant Agreement"). As your legal counsel, we have also reviewed the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Outstanding Shares and the Warrant Shares.

         It is our opinion that the Outstanding Shares are, and the Warrant Shares will be, when issued and sold in accordance with the terms of the Warrant Agreement, validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,

                                       /s/ WILSON SONSINI GOODRICH & ROSATI

                                       Professional Corporation